Exhibit 10.8

PERSONAL SERVICE AGREEMENT

Made and signed on the 19 day of November 2008

BETWEEN:	Pimi Agro Cleantech LTD.
Company Number 513497123

from POB 117, Hotzot Alonim 30049

(hereinafter referred to as “the Company”)

of the one part

AND:	Avi Lifshitz, CPA ID055099899

from Beit Zaid ,Kiryat Tivon

(hereinafter referred to as “the Consultant”)

of the other part

WHEREAS	the Company wishes to hire the Consultant as its CFO (hereinafter referred to as “the Services” or "the Consultancy"), in accordance with the terms and conditions hereof;

AND WHEREAS	the Consultant wishes to provide services to the Company, and presented himself as having the know-how, ability, experience and qualifications suitable for providing the Services;

AND WHEREAS	the parties wish to define and regulate their legal relationship, as provided above and below in this agreement;

ACCORDINGLY, IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	General

1.1	The recitals and appendices to this agreement constitute an integral part thereof.

1.2
The Consultant shall devote his energy and expertise to promote the Company’s interests in the scope of his Services, and shall represent it loyally, reliably, with maximum effort and honestly, putting his ability and qualifications to maximum use and in accordance with his position and the instructions given to him and the assignments with which he is charged from time to time, by the Company’s CEO, and subject to the framework and scope of the Services agreed upon between the parties. The Services will include inter alia:

·	Managing and supervising the book keeping of the Company.
·	Preparation of financial reports.
·	Preparation of cash flow reports.
·	Managing and supervising the financial activity of the Company.
·	Managing and supervising the investments and free cash of the Company.
·	Managing and supervising the payment to suppliers.
·	Working with the varions authorities (Tax, VAT, Social Security, Chief Scientist, ect), and reporting to these athorities.

1.3
The Consultant undertakes to provide his Services conscientiously and loyally to use all his qualifications, knowledge and experience for the Company’s benefit, to a high and efficient standard and as determined by the Company’s CEO. The Consultant shall be subordinated to the Company’s CEO.

1.4
The Consultant shall notify the Company, immediately and without delay, of any matter or subject in which he and/or any of his family members and/or relatives and/or close associates and/or any entity and/or person related to him has a personal interest and/or that might create a conflict of interests with his Services to  the Company and/or with the Company’s activity.

1.5
The Consultant shall not accept a benefit from any third party in consequence of and/or in connection with his work for the Company, unless the Company’s board of directors has agreed thereto in writing.

2.	The scope and period of the Consultancy

2.1	The Consultant’s will start providing the Services on October 2008.

2.2
Each party may bring the contractual relationship pursuant hereto to an end on written notice of 60 days until the Company raises capital from external investors and from such time on, written notice of 90 days (hereinafter referred to as “the notice”). Subject to the provisions of clause 2.3 below, the Consultant shall be entitled, during the notice period, to all the terms pursuant to the Agreement.

2.3
Once notice has been given as aforesaid by one of the parties, this agreement shall terminate at the end of the period of time specified in sub-clause 2.2 above, the Services shall be severed on the date specified in the notice and the following provisions shall apply:

2.3.1	the Consultant shall provide Services during the notice period and shall continue to perform all his obligations to the Company, unless the Company instructs him otherwise;

2.3.2	the Consultant shall hand over the Consultancy position in an orderly manner to whomever the Company directs;

2.3.3
the Consultant shall give the Company all the documents, equipment, information and any other material coming into his possession or prepared by him in connection with his Services until the  termination of this Agreement.

2.4	The Consultant shall provide his Services to the Company when ever needed to fulfill his tasks.

2.5       In case, the shares of the Company shall be transferred to a US company (hereinafter referred to as "US Company"), which will hold Pimi's shares, the Consultant will provide the Services under this Agreement, to the US Company. For the avoidance of doubt, all the terms of this Agreement will apply fully on the Consultant to the US Company after such transfer of shares shall occur.

3.	Payments

3.1
With respect to his Services in accordance with clause 2 above, the Company shall pay the Consultant and/or Ad wise Ltd., a company which is under the control of the Consultant, (hereinafter referred to as “Ad wise”) together a total  sum of NIS 10,000 a month plus VAT (hereinafter referred to as “the Consideration”).

The Consideration shall be divided as follows: a total cost to the Company of 2,500NIS will be paid as salary to the Consultant (hereinafter referred to as "Salary"). The balance that will remain after reducing the Salary, will be paid to Ad wise against a VAT invoice that shall be issued by  Ad wise.   For the avoidance of doubt, the Consideration will include all taxes, national insurance, pension fund, or any other social insurance and/or benefits, i.e. the Consideration will not exceed the total amount of 10,000 NIS plus VAT whatsoever.

3.2
The Consideration shall be paid to the Consultant and/or Ad wise, by no later than the 10th day of each month, for the previous month. Ad wise  will furnish a commercial invoice for its part out of the Consideration until the 7th of each month.

3.3
Notwithstanding the provisions of clause 3.1 above, until the date on which the Company raises capital from an external investors for a sum exceeding 1,000,000$, the Company shall pay the Consultant and/or Ad wise, from the Consideration, a sum of NIS 5,000 together with VAT, and the balance of the Consideration shall accrue to the credit of the Consultant and/or Ad wise and shall be paid to them after the raising of capital as aforesaid.

3.5
The Company shall deduct from the Consultant Salary all the deductions required pursuant to the law, including national insurance, income tax and employer-employee provisions in respect of social benefits, such as leave pay, sick pay, convalescence pay, severance pay and the like. The parties agree that the Consultant shall not have any plea against the Company regarding any additional salary due to him in respect of his Services, besides the Salary. Ad wise shall deduct from its part of the Consideration all the deductions required pursuant to the law as mentioned above.

3.6
It is agreed that the consideration payable to the Consultant pursuant hereto also includes all the amounts due to the Consultant in respect of overtime or work on days of rest and if the Consultant did not work overtime, the consideration to which he would be entitled would be 25% less than the consideration he is actually receiving. If, notwithstanding the aforesaid, the Company is called upon to pay, by reason of a claim of the Consultant, additional consideration in respect of overtime and/or work on days of rest, the Consultant undertakes to repay the additional consideration he receives in the amount of 25% of his payments as aforesaid. For the avoidance of doubt, the Consultant hereby grants the Company permission to set off, from any consideration due to him from the Company, the additional consideration as aforesaid.

3.7
It is hereby expressed and agreed that the Consideration has been determined having regard to the fact that the total Consideration embodies all the payments elements due to the Consultant for his Services and that the Company shall not have any additional costs in respect of his Consultancy and/or the termination thereof, including, and without derogating from the generality of the aforesaid, various social terms, severance pay and any wage to which the Consultant is entitled or it is determined that he is entitled thereto. If, notwithstanding the aforesaid, the Company is called upon to pay, by reason of a claim of the Consultant, any additional consideration in respect of a deduction pursuant to the law, including national insurance, income tax and employer-employee provisions in respect of social benefits, such as leave pay, sick pay, convalescence pay, severance pay and the like, the Consultant undertakes to repay the additional consideration received by him to the Company, in the amount of 35% of his payments as aforesaid. For the avoidance of doubt, the Consultant hereby grants the Company permission to set off, from any consideration due to him from the Company, the additional consideration as aforesaid.

4.	Options

4.1
The Consultant shall be entitled, in the framework of the ESOP for 2008 of the Company, to option for ordinary shares of the Company constituting approx 62,355 shares for a vesting period of 4 years from commencement of this Agreement. Hence, 15,589 shares, for each full year in which he Consults for the Company, all accordance with the Option Agreement which will be signed by the parties.

5.	Confidentiality

5.1
The Consultant undertakes to keep absolutely confidential, not to convey to any third party and not to publish or howsoever use, himself or through others, directly or indirectly, any information, plan, material, theoretical, scientific or practical document, whether written or oral, in relation to or in connection with any matter coming into his reaching his knowledge in respect and/or in consequence of his Consultation in and/or for the Company, during the course of his engagement with the Company or thereafter, save with the express, prior and written consent of the Company.

5.2
During the term of this Agreement and thereafter, the Consultant undertakes not to convey and/or howsoever use information of the Company or information coming into his Consultation in the scope of his engagment with the Company and/or in connection with the Company that is not in the public domain, to maintain confidentiality in respect of everything to do with the Company’s business and affairs and not to howsoever prejudice the Company’s goodwill and/or circle of customers.

5.3
The terms and conditions of this agreement shall be kept secret and the parties undertake not to furnish any information in connection with the terms and conditions hereof to any other person and/or entity, unless required to do so pursuant to the law.

5.4
The Consultant’s obligation to maintain confidentiality pursuant to clauses 5.1 to 5.3 above are unlimited by time or place and shall continue to be valid in Israel and overseas also after the termination of this Agreement for any cause or if for any reason the employment relationship and the Agreement between the Consultant and the Company come to an end.

5.5
Information for the purposes of clauses 5.1 to 5.3 is any information relating to the Company, including – and without derogating from the generality of the aforesaid – information in respect of the Company’s customers, business, plans, professional secrets, trade secrets, technological secrets, including design, planning, formulae, technology, R&D of the Company, reaching the Consultant in consequence of or in connection with the performance of his position in the Company.

6.	Non-competition

6.1
The Consultant undertakes that throughout the term of this Agreement and for a period of five years after the termination of the Consultancy relationship between him and the Company, for any reason, on the Consultant’s initiative or on the Company’s initiative, he may not engage, directly or indirectly, as a salaried employee, self-employed, partner, contractor, consultant and in any other way, in Israel and abroad, in any business that is such as to compete with the Company and/or make use of contacts with customers of the Company created in the scope and/or course of his employment with the Company that is such as to compete with the Company.

7.	[Intellectual] Property rights

7.1
For the avoidance of doubt, it is warranted that the Consultant shall not have any copyright and/or other [intellectual] property rights arising in consequence of his engagement with the Company and/or in consequence of the contractual relationship pursuant hereto or howsoever in connection with his contractual relationship with the Company, including – and without derogating from the generality of the aforesaid: trade names, any idea, invention, know-how, discovery or development, research, plan, specification, drawing and/or any other document prepared by him and/or in the Company, whether fit for registration pursuant to the law or not, whether he prepared or participated in the preparation thereof as aforesaid in the framework of the contract or not, and any instrument, method, process arising in the framework or in consequence of the contractual relationship or howsoever in connection with the contractual relationship as aforesaid. These rights shall belong to the Company alone, and the Consultant shall sign any document required for the realization and registration of the said rights.

7.2
In the event of the termination of his Consultation and/or the contractual relationship with the Company for any reason, the Consultant undertakes to give the Company all the documents and information in his possession in connection with his work for the Company and not to take with him any documents relating to any rights and contract of the Company.

7.3
It is expressly agreed that all the know-how arising in consequence and in the course of the performance of the Consultant’s work for the Company pursuant hereto shall belong in full to the Company, which may use them at any time and for any purpose (including in the event that the agreement is terminated or suspended), and they shall be governed by the duty of confidentiality and non-use mentioned above.

8.	General

8.1	This agreement reflects anything which was agreed between the parties and revokes any representation, understanding or consent reached, if at all, prior to its execution/

8.2	Any alteration to this agreement shall only be made in writing and with both parties’ agreement. An alteration made in another manner shall lack any effect vis-à-vis the parties.

8.3
The addresses of the parties hereto are as set forth in the recitals. Any notice sent by registered mail to the other party in accordance with his address as aforesaid shall be deemed received by the addressee three days after being mailed and if delivered by hand – at the time of its delivery.

8.4	The clause headings herein are for convenience purposes only and shall not have any legal effect.

8.5	The parties shall cooperate with each other in good faith, insofar as required for the performance of this agreement in accordance with its spirit and object.

9.	D&O Insurance

9.1
The Company will insure the Consultant  under Directors and Officers Insurance, at an adequate amount that will be determined by the board, once registration of the shares by the US Company in NASDQ OTC B/B will be executed.

As witness the hands of the parties:

The Consultant	The Company

/s/ Avi Lifshitz	/s/ Pimi Agro Cleantech LTD.
Name: Avi Lifshitz	Name: Pimi Agro Cleantech LTD.

I, the undersigned, confirm and approve the above mentioned

/s/ Ad Wise Ltd
Name: Ad Wise Ltd